Exhibit 99.1

Diffusion Pharmaceuticals Announces $12 Million Underwritten Public Offering

Charlottesville, Va. (January 18, 2018) — Diffusion Pharmaceuticals Inc. (Nasdaq: DFFN) (“Diffusion” or the “Company”), a clinical-stage biotechnology company focused on extending the life expectancy of cancer patients, today announced that it has priced an underwritten public offering of an aggregate of 15,000,000 shares of common stock of the Company, together with warrants to purchase up to 15,000,000 shares of common stock of the Company, at a public offering price of $0.80 per share and associated warrant. Each warrant will have an exercise price of $0.80 and will expire five years from the date of issuance.

H.C. Wainwright & Co. is acting as the sole book-running manager for the offering.

The Company has also granted the underwriter a 30-day option to purchase up to 2,250,000 additional shares of common stock and/or additional warrants to purchase up to 2,250,000 shares of common stock, at the public offering price, less underwriting discounts and commissions. The gross proceeds to Diffusion from this offering are expected to be $12.0 million, before deducting the underwriting discounts and commissions and other estimated offering expenses payable by Diffusion, assuming no exercise of the underwriter’s option to purchase additional securities and none of the warrants issued in this offering are exercised. The offering is expected to close on or about on January 22, 2018, subject to the satisfaction of customary closing conditions.

Diffusion anticipates using the net proceeds from the offering, together with its existing cash and cash equivalents, to fund research and development of its lead product candidate, transcrocetinate sodium, also known as trans sodium crocetinate (TSC), including clinical trial activities, and for general corporate purposes.

The securities described above are being offered by the Company pursuant to a registration statement previously filed with and declared effective by the Securities and Exchange Commission (the “SEC”) on January 17, 2018. A preliminary prospectus relating to the securities being offered has been filed with the SEC on January 16, 2018 and is available on the SEC’s website at http://www.sec.gov. Copies of the preliminary prospectus, and when available, copies of the final prospectus relating to the offering may be obtained from H.C. Wainwright & Co., LLC, 430 Park Avenue, New York, NY 10022, by telephone at 646-975-6996 or by email at placements@hcwco.com, or at the SEC’s website at http://www.sec.gov.

This announcement is neither an offer to sell, nor a solicitation of an offer to buy, any of these securities and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offer, if at all, will be made only by means of the prospectus supplement and accompanying prospectus forming a part of the effective registration statement.

About Diffusion Pharmaceuticals Inc.

Diffusion Pharmaceuticals Inc. is a clinical-stage biotechnology company focused on extending the life expectancy of cancer patients by improving the effectiveness of current standard-of-care (SOC) treatments including radiation therapy and chemotherapy. Diffusion is developing its lead product candidate, trans sodium crocetinate (TSC), for use in cancers where tumor hypoxia (oxygen deprivation) diminishes the effectiveness of SOC treatments. TSC targets the cancer's hypoxic micro-environment, re-oxygenating treatment-resistant tissue and making the cancer cells more vulnerable to the therapeutic effects of SOC treatments without the apparent addition of any serious side effects.

A Phase 3 randomized, controlled registration trial with TSC and SOC chemotherapy and radiation compared with SOC alone in 236 newly diagnosed and inoperable glioblastoma multiforme patients, is now open for enrollment. The trial, which has been named INTACT (INvestigating Tsc Against Cancerous Tumors), was preceded by a Phase 2 clinical program completed in the fourth quarter of 2015 that evaluated 59 patients with newly-diagnosed glioblastoma multiforme, a type of brain cancer. This open-label, historically controlled study demonstrated a favorable safety and efficacy profile for TSC combined with SOC, including a 36% improvement in overall survival compared with the control group at two years. A strong efficacy signal was seen in the subset of inoperable patients where survival of TSC-treated patients at two years was nearly four-fold higher compared with the controls.

Due to its novel mechanism of action, TSC has safely re-oxygenated a range of tumor types in preclinical and clinical studies. Diffusion believes its therapeutic potential is not limited to one specific tumor type, thereby making it potentially useful to improve SOC treatments of other life-threatening cancers. Given TSC's safety profile and animal data, Diffusion believes that, with appropriate funding support, it can move directly into Phase 2 studies in other cancers. The Company also believes that TSC has potential application in other indications involving hypoxia, such as neurodegenerative diseases and emergency medicine. For example, a stroke program is now under discussion with doctors from the University of California in Los Angeles, the University of Southern California, and the University of Virginia, with whom Diffusion has established a joint team developing a program to test TSC, with an in-ambulance trial of TSC in ischemic and hemorrhagic stroke under consideration. Planning for such a trial is ongoing.

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products, the potential of the company's technology and product candidates, the anticipated timing of future clinical trials and protocol review, and other statements that are not historical in nature, particularly those that utilize terminology such as "would," "will," "plans," "possibility," "potential," "future," "expects," "anticipates," "believes," "intends," "continue," "expects," other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause the company's actual results to be materially different than those expressed in or implied by such forward-looking statements. Particular uncertainties and risks include: the closing of this offering; the use of proceeds of this offering; general business and economic conditions; the timing, success and results of the INTACT trial; the company's need for and ability to obtain additional financing; and the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance, and the various risk factors (many of which are beyond Diffusion’s control) as described under the heading “Risk Factors” in Diffusion’s filings with the United States Securities and Exchange Commission. All forward-looking statements in this news release speak only as of the date of this news release and are based on management's current beliefs and expectations. Diffusion undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts:

David Kalergis, CEO

Diffusion Pharmaceuticals Inc.

(434) 220-0718

dkalergis@diffusionpharma.com

or

LHA Investor Relations

Kim Sutton Golodetz

(212) 838-3777

kgolodetz@lhai.com